UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 23, 2006
NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Corporate Boulevard, Robbinsville, New Jersey	08691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 208-9688

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Pursuant to a Common Stock and Warrant Purchase Agreement, dated January 23, 2006 (the “Purchase Agreement”) between the Company and the purchasers listed on Schedule 1 thereto (the “Purchasers”), the Company has raised $8.3 million in gross proceeds from a private placement of 9,347,191 shares of its common stock, par value $0.001 (the “Common Stock”) and four-year warrants (the “Warrants”) to purchase an aggregate of 3,738,876 shares of Common Stock to 36 institutional and other accredited investors. The Company and the Purchasers also entered into an Registration Rights Agreement (the “Registration Rights Agreement”) on such date, pursuant to which the Company agreed to register for resale by the Purchasers the shares of Common Stock and the shares of Common Stock underlying the Warrants.

The Warrants will be redeemable by the Company at $0.01 per share if the closing sales price of its common stock is above $5 for ten consecutive trading days as reported on the Nasdaq National Market or other principal exchange, subject to exercise of the Warrants by the Purchasers prior to the effective date of such redemption.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to the Purchase Agreement, the Company sold 9,347,191 shares of Common Stock at a price of $0.89 per share and Warrants to purchase an aggregate of 3,738,876 shares of Common Stock with an exercise price of $1.11 per share, as more fully described in Item 1.01 of this Form 8-K, which description is hereby incorporated by reference herein. The Common Stock and Warrants were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The Company received $8.3 million in gross cash proceeds, which will be used to fund general corporate overhead expenses and ongoing clinical studies. In connection with the private offering, the Company paid a finders fee in the amount of $335,000.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits:

4.1	Form of Warrant

10.1	Form of Common Stock and Warrant Purchase Agreement

10.2	Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

Date: January 26, 2006	By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer